Filed pursuant to Rule 424(b)(3)

File No. 333-270521

EATON VANCE FLOATING-RATE OPPORTUNITIES FUND

Supplement to Prospectus and Statement of Additional Information dated September 1, 2023

Effective March 3, 2024, the Fund and Eaton Vance Management, the Fund’s investment adviser, and Eaton Vance Distributors, Inc., the Fund’s distributor will change the location of their principal offices. Accordingly, effective on that date, all references to “Two International Place, Boston, Massachusetts 02110” are deleted from the Fund’s Prospectus and Statement of Additional Information and replaced with “One Post Office Square, Boston, Massachusetts 02109.”

February 21, 2024